Exhibit 99.1

Date: August 1, 2023	CorVel Corporation
5128 Apache Plume Road
Suite 400
Fort Worth, TX 76109

FOR IMMEDIATE RELEASE	Contact: Melissa Storan
Phone: 949-851-1473
www.corvel.com

CorVel Announces Revenues and Earnings

FORT WORTH, Texas, August 1, 2023 — CorVel Corporation (NASDAQ: CRVL) announced the results for the quarter ended June 30, 2023. Revenues for the quarter were a record $190 million, an increase from $176 million in the same quarter of the previous year. Earnings per share for the quarter were also a record $1.14, compared to $0.94 in the same quarter of the prior year.

CorVel’s 1st generative AI initiative will be released in the September quarter. The release will reduce mundane, repetitive tasks and provide decision support at critical inflection points. This automation will add to the existing machine-learning tools with increasing capabilities within the system. The Company also views generative AI as an effective tool to mitigate labor challenges and provide guidelines for future generations of professionals. In the quarter, investments in the foundational systems and workflow processes continued to strengthen the results achieved with CorVel’s products and services.

The Company further showed its commitment to technological evolution with the expansion of service offerings within the health market at CERIS. This most recent development, in conjunction with the business development efforts of the team, resulted in significant new partnerships being added during the quarter.

In the payables market, fraud remains a leading risk throughout the supply chain, in a large part due to increased M&A activity. Fraudulent vendor account information and payments can be difficult to detect within large volumes of financial transactions. Symbeo, the revenue cycle management arm of CorVel, provides a supplier onboarding offering to validate the authenticity of new suppliers and provides early warning fraud detection for every transaction throughout the payment process.

The Workers' Compensation operations experienced improved performance in the June quarter due to enhancements in operational efficiencies, particularly the alignment of staffing and claim volumes. Revenue and gross profit increased during the quarter as a result of these efforts.

About CorVel

CorVel Corporation applies technology including artificial intelligence, machine learning and natural language processing to enhance the managing of episodes of care and the related health care costs. We partner with employers, third-party administrators, insurance companies and government agencies in managing workers’ compensation and health, auto and liability services. Our diverse suite of solutions combines our integrated technologies with a human touch. CorVel's customized services, delivered locally, are backed by a national team to support clients as well as their customers and patients.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995

All statements included in this press release, other than statements or characterizations of historical fact, are forward-looking statements. These forward-looking statements are based on the Company’s current expectations, estimates and projections about the Company, management’s beliefs, and certain assumptions made by the Company, and events beyond the Company’s control, all of which are subject to change. Such forward-looking statements include, but are not limited to, statements relating to our commercial health-focused operation, improved productivity resulting from automation and augmentation across enterprise business systems. These forward-looking statements are not guarantees of future results and are subject to risks, uncertainties and assumptions that could cause the Company’s actual results to differ materially and adversely from those expressed in any forward-looking statement, including the risk that the impact of the COVID-19 pandemic on our business, results of operations and financial condition is greater than our initial assessment.

The risks and uncertainties referred to above include but are not limited to factors described in this press release and the Company’s filings with the Securities and Exchange Commission, including but not limited to “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended March 31, 2023 and the Company’s Quarterly Report on Form 10-Q for the quarters ended June 30, 2022, September 30, 2022, and December 31, 2022. The forward-looking statements in this press release speak only as of the date they are made. The Company undertakes no obligation to revise or update publicly any forward-looking statement for any reason.

CorVel Corporation

Quarterly Results – Income Statement

Quarters Ended June 30, 2023 (unaudited) and June 30, 2022 (unaudited)

Quarter Ended	June 30, 2023	June 30, 2022
Revenues	$190,253,000	$176,307,000
Cost of revenues	148,375,000	136,438,000
Gross profit	41,878,000	39,869,000
General and administrative	16,450,000	18,671,000
Income from operations	25,428,000	21,198,000
Income tax provision	5,623,000	4,507,000
Net income	$19,805,000	$16,691,000
Earnings Per Share:
Basic	$1.16	$0.95
Diluted	$1.14	$0.94
Weighted Shares
Basic	17,144,000	17,506,000
Diluted	17,385,000	17,803,000

CorVel Corporation

Quarterly Results – Condensed Balance Sheet

June 30, 2023 (unaudited) and March 31, 2023

	June 30, 2023	March 31, 2023
Cash	$86,593,000	$71,329,000
Customer deposits	84,755,000	80,022,000
Accounts receivable, net	84,176,000	81,034,000
Prepaid taxes and expenses	12,426,000	11,385,000
Property, net	84,276,000	82,770,000
Goodwill and other assets	39,228,000	39,662,000
Right-of-use asset, net	26,119,000	27,721,000
Total	$417,573,000	$393,923,000
Accounts and taxes payable	$20,419,000	$15,309,000
Accrued liabilities	167,312,000	152,578,000
Long-term lease liabilities	22,862,000	23,860,000
Paid-in capital	221,394,000	218,703,000
Treasury stock	(765,887,000)	(748,195,000)
Retained earnings	751,473,000	731,668,000
Total	$417,573,000	$393,923,000